Exhibit 99.1

NRG Energy, Inc. Announces Proposed Offering of Senior Notes

PRINCETON, N.J.—November 30, 2017—NRG Energy, Inc. (NYSE:NRG) intends to commence an offering of $870 million in aggregate principal amount of senior notes due 2028 (the “New Notes”). The New Notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

NRG intends to use the proceeds from the offering, together with cash on hand, to repurchase any and all of the approximately $869.2 million outstanding aggregate principal amount of its 6.625% senior notes due 2023 (the “2023 Notes”) and to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase of the 2023 Notes.

The New Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of our diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 500 company, NRG creates value through best-in-class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers large and small, we implement sustainable solutions for producing and managing energy, developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost three million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the New Notes or consummate the offering, the anticipated terms of the New Notes and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:	Investors:
Sheri Woodruff	Kevin L. Cole, CFA
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527